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                                                                   EXHIBIT 23.3






                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Harbinger Corporation:

We consent to the use of our report dated February 19, 1997 relating to the combined balance sheet of Supply Tech, Inc. and Supply Tech International, LLC as of December 31, 1995 and the related combined statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 1995 included in Harbinger Corporation's Current Report on Form 8-K/A Amendment No. 1 filed on March 18, 1997 and Harbinger Corporation's Current Report on Form 8-K filed on or about June 30, 1997 and incorporated by reference in the Form S-3 registration statement of Harbinger Corporation.


                            Ciulla, Smith & Dale, LLP





Southfield, Michigan
July 11, 1997